Exhibit (a)(5)(A)
Excerpt from Current Report on Form 8-K filed by Lightstone Value Plus REIT II, Inc. with the Securities and Exchange Commission on November 22, 2023.
Item 8.01	Other Events.
On November 13, 2023, the board of directors of Lightstone Value Plus REIT II, Inc. (the “Company”) approved a self-tender offer (the “Lightstone Offer”) to commence on or about November 28, 2023, for up to 860,000 shares of the Company’s common stock (the “Shares”) at a price of $6.00 per Share, or approximately $5.2 million of Shares. Unless extended or withdrawn, the Lightstone Offer will expire at 11:59 p.m. Eastern Time on or about Friday, December 29, 2023.
The Company is conducting the Lightstone Offer in response to an unsolicited offer to stockholders (the “West 4 Offer”) by West 4 Capital LP (“West 4”) to purchase up to 860,000 Shares at a price equal to $5.51 per Share in cash. The Company is making the Offer in order to deter West 4 and other potential future bidders that may try to exploit the illiquidity of Shares and acquire them from stockholders at prices substantially below the most recently published estimated NAV per Share.
In connection with its approval of the Lightstone Offer, on November 13, 2023, the Company’s board of directors approved the suspension of the Company’s share redemption program (the “SRP”) effective November 20, 2023. Pursuant to the terms of the SRP, while the SRP is suspended, the Company will not accept any requests for redemption and any such requests and all pending requests will not be honored or retained, but will be returned to the requestor.
The Lightstone Offer will be further described in the offer to purchase and letter of transmittal filed with Securities and Exchange Commission (the “SEC”). The full details of the Lightstone Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will make available to stockholders and file with the SEC upon commencement of the Lightstone Offer. For more information, see “Important Information” below.
Important Information
This filing is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The Lightstone Offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to make available to its stockholders and file with the SEC. The full details of the Lightstone Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will make available to stockholders and file with the SEC upon commencement of the Lightstone Offer. Stockholders are urged to read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the Lightstone Offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that the Company files with the SEC at the SEC’s website at www.sec.gov or by calling the information agent for the contemplated Lightstone Offer, who will be identified in the materials filed with the SEC at the commencement of the Lightstone Offer. In addition, stockholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at www.lightstonecapitalmarkets.com.
Cautionary Note Regarding Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. These statements are subject to the risk that the Lightstone Offer is oversubscribed. The forward-looking statements also depend on factors such as: our business strategy; our ability to obtain future financing arrangements; our understanding of our competition; market trends; and projected capital expenditures. A number of other important factors could cause actual results to differ materially from the forward-looking statements contained in this document.